PROSPECTUS SUPPLEMENT	EXHIBIT 99.1
(To Prospectus dated March 15, 2011)	REGISTRATION NO. 333-89355

1,000,000,000 Depositary Receipts
Biotech HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated March 15, 2011 relating to the sale of up to 1,000,000,000 depositary receipts by the Biotech HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Biotech HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company	Ticker	Share Amounts	Primary U.S. Trading Market
Affymetrix, Inc.	AFFX	4.0000	NASDAQ GS
Alkermes plc1	ALKS	4.0000	NASDAQ GS
Amgen Inc.	AMGN	64.4800	NASDAQ GS
Biogen Idec Inc.	BIIB	26.9500	NASDAQ GS
Enzon Pharmaceuticals, Inc.	ENZN	3.0000	NASDAQ GM
Gilead Sciences, Inc.	GILD	64.0000	NASDAQ GS
Human Genome Sciences, Inc.	HGSI	8.0000	NASDAQ GM
Life Technologies Corporation	LIFE	8.1774	NASDAQ GS
QLT Inc.	QLTI	5.0000	NASDAQ GS
Shire plc	SHPGY	6.8271	NASDAQ GS

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is September 26, 2011.

1 On September 16, 2011, the merger of Alkermes, Inc. and Elan Drug Technologies to form Alkermes plc became effective.  As a result, Alkermes, Inc. will be replaced by Alkermes plc as an underlying constituent of the Biotech HOLDRS Trust.  In connection with the merger, Alkermes, Inc. shareholders will receive 1 share of Alkermes plc for each share of Alkermes, Inc.  The Bank of New York Mellon will receive 4 shares of Alkermes plc for the 4 shares of Alkermes, Inc. per 100 share round-lot of Biotech HOLDRS.  As a result, creations and cancellations of Biotech HOLDRS will require a deposit of 4 shares of Alkermes plc per 100 share round-lot of Biotech.